Exhibit 5

  May 15, 1997


 Western Pacific Airlines, Inc.
 2864 South Circle Drive
 Suite 1100
 Colorado Springs, Colorado 80906

 Attn: Robert A. Peiser, President and Chief Executive Officer

 Dear Mr. Peiser:

We have acted as special counsel for Western Pacific Airlines, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 (the "Registration Statement") relating to the registration of 96,495 shares of Western Pacific Airlines, Inc. Common Stock, $.001 par value ("Common Stock"), which may be issued to participants in the Western Pacific Airlines, Inc. 1996 Restricted Stock Plan for Non-Employee Directors, 100,000 shares of Common Stock which may be issued to participants in the Western Pacific Airlines, Inc. Amended and Restated 1995 Directors' Option Plan (collectively, the "Plans"), and 100,000 shares of Common Stock issuable to Robert A. Peiser pursuant to the terms of his Employment Agreement (the "Employment Agreement") with the Company dated November 21, 1996.

In connection with this opinion, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have deemed appropriate. On the basis of such inquiries or examinations, it is our opinion that any shares of Common Stock issued by the Company pursuant to the Plans, and any shares of Common Stock issued to Mr. Peiser pursuant to the Employment Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement.

         Very truly yours,

         D'Ancona & Pflaum



      By:  /S/ Allan J. Reich
         ------------------------
         Allan J. Reich, Partner
AJR/MAF/CEW